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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2005

CHORDIANT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	93-1051328
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number:

000-29357

20400 Stevens Creek Boulevard, Suite 400
Cupertino, CA    95014
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (408) 517-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On June 2, 2005, the Board of Directors of Chordiant Software, Inc. ("Chordiant" or the "Company") approved: (i) the base salary levels and bonus program for fiscal 2005 for the Company's executive officers, (ii) cash bonuses for certain of the Company's executive officers, (iii) restricted share grants for certain of the Company's executive officers, and (iv) compensation to be paid to the Company's outside directors who are neither officers or employees of the Company.

Base Salaries and Bonuses

The 2005 base salaries for Stephen Kelly, the Chief Executive Officer, Robert Mullen, President North American Operations, Tyler Wall, General Counsel, were increased effective January 1, 2005. The 2005 base salary for Samuel T. Spadafora, the Chairman of the Board and Chief Strategy Officer, remains the same.

As approved, the Board also established for Messrs. Spadafora, Kelly, and Wall, new targeted bonus amounts, which will be calculated as a percentage of each officer's salary. The Board established a new target bonus amount for Mr. Mullen which is not calculated as a percentage of his salary. Bonus compensation for executive officers under the 2005 Executive Bonus Program is determined by reference to a formula that ties a target bonus objective to the achievement of certain pre-defined financial benchmarks. The financial benchmarks established by the Board of Directors are revenue, pro forma operating income, and net cash from operations, except in the case of Mr. Mullen where the financial benchmarks are revenue and net cash from operations. Under this formula, the Company's executive officers' (including Mr. Mullen's) actual bonus amounts could be greater or lesser than the targeted bonus based on the Company's actual financial performance. The 2005 base salary and bonus percentages or amount for each of the following executive officers is as follows:

Name/Title	2005 Base Salary	Targeted Bonus Range
Samuel Spadafora	$250,000	0%
Chairman of the Board and Chief Strategy Officer
Stephen Kelly	$400,000	80% (60% based on quarterly attainments and 20% based on annual attainments)
Chief Executive Officer
Robert Mullen	$350,000	$500,000
President North American Sales
Tyler Wall**	$225,000	60% (40% based on quarterly attainments and 20% based on annual attainments)
General Counsel

Mr. Spadafora's employment arrangement with the Company was also amended to provide that if he is terminated without Cause (as defined) or resigns for any reason, the Company will provide him a consulting agreement which will remain in place until he reaches the age of sixty-five (the "Consulting Period"). During the Consulting Period, Mr. Spadafora will receive $5,000 to $10,000 per month (depending on his duties), he will continue to be covered by the Company's health insurance plan and the Company will pay the premium for a $1 million life insurance policy for his benefit.

Mr. Mullen is also entitled to receive a special bonus of up to $125,000 on one transaction where he is acting as the regional sales manager. The amount of the special bonus fluctuates depending on when the agreement memorializing the transaction is signed.

**Mr. Wall has resigned as General Counsel, Secretary and Compliance Officer effective June 24, 2005.

Bonuses

The Board of Directors approved the following cash bonuses. The bonuses were awarded in recognition of the extraordinary efforts made by these individuals in getting the Company into compliance with its reporting obligations under the Securities Exchange Act of 1934, as amended.

Name/Title	Cash Bonus
Samuel Spadafora	$25,000
Chairman of the Board and Chief Strategy Officer
Stephen Kelly	$20,000
Chief Executive Officer
Don Morrison	$15,000
President*
Tyler Wall**	$10,000
General Counsel

*Mr. Morrison has resigned as President effective May 2, 2005.
**Mr. Wall has resigned as General Counsel, Secretary and Compliance Officer effective June 24, 2005.

Restricted Share Grant
The Board of Directors approved the following grants of restricted shares:

Name/Title	Number of Shares	Vesting Date
Stephen Kelly	125,000	April 1, 2006*
Chief Executive Officer
Robert Mullen	125,000	April 1, 2006*
President North American Sales
Tyler Wall**	50,000	April 1, 2006*
General Counsel

*The shares will vest only if the Company is current in filing its periodic reports under the Securities Exchange Act of 1934, as amended, on that date and the executive is employed at the Company on that date.
**Mr. Wall has resigned as General Counsel, Secretary and Compliance Officer effective June 24, 2005.

Board of Directors' Compensation
The Board of Directors approved the compensation to be paid to members of the Board who are not employees, officers or consultants of the Company:

Board Compensation	Committee Compensation	Committee Chairs	Lead Director
$30,000 annual retainer payable quarterly in installments of $7,500 provided that the director attends 3 of 4 regularly scheduled meetings.	Audit Committee: $1,500 per meeting not to exceed $6,000 per quarter.	$2,000 per quarter ($8,000 annually) for Chairs of the Compensation, Corporate Governance and Nominating and Strategy Committees.	$2,000 per quarter ($8,000 annually).
Reimbursement of usual and customary expenses to attend meetings.	Compensation, Corporate Governance and Nominating and Strategy Committees: $1,500 per meeting not to exceed $3,000 per quarter.	$3,000 per quarter ($12,000 annually) for Chair of Audit Committee.	Special assignment from January through September 2005: $1,500 per meeting not to exceed $6,000 per quarter.
Initial option grant to purchase 25,000 shares of the Company's common stock following election or appointment and subsequent annual option grants to purchase 7,500 shares immediately following the Annual Meeting of shareholders.	Annual option grant to purchase 5,000 shares of Company's common stock immediately following the Annual Meeting of stockholders for each committee upon which a director serves.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chordiant Software, Inc.
Date: June 8, 2005	By: /s/ George de Urioste George de Urioste Chief Operating Officer and Chief Financial Officer